UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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HELIOS AND MATHESON ANALYTICS INC.

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The following is a copy of a news article published online on August 17, 2017 by Wired.com, containing quotes from Ted Farnsworth, the Chief Executive Officer of Helios and Matheson Analytics Inc. (“HMNY” or the “Company”), and Mitch Lowe, the Chief Executive Officer of MoviePass Inc. (“MoviePass”):

MoviePass Wants to Save MovieGoing – If Theaters Will Let It

By Brian Barrett on August 17, 2017 (8:29am ET)

THE AVERAGE MOVIE ticket costs $8.95. In major metropolitan areas, you can easily spend twice that. So the economics behind subscription service MoviePass’s new plan—$10 per month, for as many movie trips as you can stomach—seem at least halfway insane. Dig a little deeper, though, and you’ll find a scheme that doesn’t just potentially save you a stupid amount of money but wants to help save the movie theater business. If only it could convince the movie theaters.

For moviegoers, the $10 MoviePass plan offers a monthly cinematic smorgasbord for the price of a fancy sandwich. For MoviePass, it’s a bid to increase its current 20,000-person subscriber base by a few orders of magnitude. But while it could represent a short-term windfall for theaters—MoviePass pays them full freight for each viewing, excepting a few instances where they get a small discount—the industry has reacted with alarm. “It is not yet known how to turn lead into gold,” said AMC, the largest movie theater chain in the US, in a colorful press release Tuesday night. The company further said that it’s seeking a way to opt out of MoviePass' plan.

So is MoviePass snake oil or a glimmer of hope amidst one of the worst summer box office declines in years? It comes down to how long you like your odds.

One Pass to View Them All

For all the fuss MoviePass has generated this week, you’d think the company hadn’t already existed for more than six years. Then again, there's a reason you also likely haven’t heard of it until now: it hasn’t made a ton of sense.

ts first iteration required a kludgy voucher system; as MoviePass evolved, it phased out home printers but introduced tiered pricing plans that felt barely worth it. Under the previous pricing scheme, introduced last July, going to just two movies per month could cost as much as $21. That’s less than you’d pay buying the tickets outright, but not exactly a take my money-level deal. An unlimited plan, comparable to the $10 version announced Tuesday, would run up to $50 per month. And a cap on ticket allocations meant that MoviePass couldn’t guarantee access to some showings.

As of now, all that’s gone. It’s $10 per month for everyone, no matter how many movies you see. Some restrictions do apply; it’s one movie per day max, and it doesn’t cover 3-D or IMAX. But the ticket limits are gone, and it works at any theater that accepts debit cards, which in 2017, well, you have to work pretty hard to find one that doesn’t.

“What we’re trying to do is remove as much friction as possible from going to the movies,” says Mitch Lowe, MoviePass CEO. “We’re trying to do the same thing Netflix did for DVD rental and home rental, which is remove the barriers to experiment and try smaller films.”

From anyone else, that might sound like bluster. But Lowe, who joined MoviePass in 2016, comes by it honestly. He was on the founding team at Netflix, and he more recently led Redbox through the explosive period of growth that planted DVD-spitting kiosks in most US grocery stores. Now he believes that the box office—crawling to finish off a historically down summer—faces the same maladies that the DVD industry once did. And that he can apply the same cure.

Selling products for dramatically below market value should goose sales plenty. Offer someone a $100 bill for a $10 one and they’ll take it every time. But that raises the question: What exactly does MoviePass get out of this?

The short answer, as in many business plans circulating through Silicon Valley, is your data. The longer one is an ambitious plan that’s either going to lift moviegoing out of its doldrums—and elevate MoviePass along with it—or send both reeling. Grab your popcorn.

Big Ticket Data

The first thing to understand about how MoviePass makes money: It doesn’t. The previous pricing system didn’t turn a profit. And while making everything cheaper will draw more users, each user represents additional potential losses, assuming they go to more than one movie per month. This seems, to put it kindly, unsustainable.

And yet! MoviePass sees a path not just to sustainability, but to total ownership of a night on the town, in same the way that Netflix owns a weekend on the couch. It’s going to do that with your data.

Specifically, it sold a majority stake of itself this week to Helios and Matheson Analytics, a big data company that sees big potential in the type of information it can glean from MoviePass members.

“If you get a trailer right now for Spiderman on Facebook, Facebook can’t tell if you ever actually go to the movie. We can,” says Ted Farnsworth, Helios and Matheson CEO. “We can tell if you look at Spiderman and look at Wonder Woman and Mission: Impossible, we can tell you exactly what movie you went to out of all three trailers.”

Both Lowe and Farnsworth say that they have no plans to sell user data to outside parties. They do, though, see enormous potential in their ability to target movie promotion to their users that provides a tangible lift at the box office. With 20,000 members that may not amount to much, but with a few million the value proposition makes much more sense.

“We can get people into opening night seats for a movie that a studio cannot justify spending big bucks on mass media,” Lowe says. “By using our data and our relationship with the customer—and this isn’t meaningful unless we have millions of subscribers—but when we have millions of subscribers we can help studios turn a movie that is a hit or a miss into a hit. We can get the right people into the theater.”

You might not be willing to risk $12 on a movie that scored 50 percent on Rotten Tomatoes. But if it feels effectively free? Sure, take a flier on Valerian. And once you’re there, you may be more willing to buy popcorn and a soda, something that benefits the theater chain given the sky-high margins they make on concessions. In fact, Lowe says, MoviePass increases snack spending by 123 percent on average.

Go ahead and think bigger. Movies pair great with dinner, after all, or a post-flick ice cream stop. With Helios’s data chops and enough partnerships with restaurants and TCBYs, a MoviePass subscription could one day cover every part of date night.

“Helios’s mapping of the area around the theater, and all the different things you might encounter in that area, will allow us to do much more than we currently do. Here’s a great place to park, here’s a great restaurant across the street,” Lowe says. “You’re going to be able to pay for your concessions, pick your seats, and probably be able to pay for things at adjacent businesses and get one monthly bill.”

Eventually, a virtuous circle materializes. Studios pay MoviePass to get butts in seats. Theaters and nearby shops and restaurants give MoviePass a small cut of all the extra business it’s sending their way. And MoviePass, well, passes the savings onto you.

And then: record scratch. AMC would like a word.

An Inconvenient Deal

The MoviePass plan sounds terrific—and flat out is, no matter what, for people who enjoy going to the movies even a little—but depends on a lot of threads coming together. It also depends on staying in business long enough for the monetization to kick in. “For any sort of advertiser to find some value in any information, it’s going to have to be a much larger base. It’s a question of how long that takes to grow, to where it’s something desirable that can be sold off,” says Wade Holden, a movie theater industry analyst with S&P Global.

That uncertainty has apparently pushed AMC to pursue legal options to opt out of MoviePass, despite it costing the theater chain nothing in the short term. Then again, it’s not the short term that haunts AMC.

“In AMC’s view, that price level is unsustainable and only sets up consumers for ultimate disappointment down the road if or when the product can no longer be fulfilled,” read the company’s statement. AMC did not respond to requests for further comment. It used clear enough language in its press release, though: The country’s biggest theater chain thinks MoviePass will get millions of people hooked on paying next to nothing for movies. If it goes kaput, they’ll stop going altogether.

Neither Lowe nor Farnsworth responded to inquiries following the AMC statement, though both acknowledged that winning over theaters was a priority.

Having theater chains on board means potential revenue sharing from concessions and a chance to trim the loss on every ticket. Not having those things dings MoviePass in the long run and gives the virtuous circle a more abstract geometry. But it’s important to note that AMC hating MoviePass doesn’t stop MoviePass customers from using their plan at AMC theaters—at least not yet.

All of which makes MoviePass very interesting to watch over the next few years. Will it save moviegoing or doom it? Will it be the Netflix of leaving your house or suffer a Qwikster decline? Those seem like great things to ponder while you wait for the opening credits. Because however MoviePass plays out tomorrow, today it’s the best deal to come along in years.

Cautionary Statement on Forward-looking Information

Certain statements in this filing contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended (collectively, “forward-looking statements”), that may not be based on historical fact, but instead relate to future events, including without limitation statements containing the words “believe”, “may”, “plan”, “will”, “estimate”, “continue”, “anticipate”, “intend”, “expect” and similar expressions. All statements other than statements of historical fact included in this communication are forward-looking statements, including statements regarding the expected completion of the acquisition of a majority stake in MoviePass (the “MoviePass Transaction”) and the time frame in which the completion of such transaction will occur. Statements regarding future events are based on the parties’ current expectations and are necessarily subject to associated risks related to, among other things, conditions to the closing may not be satisfied, the occurrence of any event, change or other circumstances that could give rise to the termination of the MoviePass Transaction, and general economic conditions.

Such forward-looking statements are based on a number of assumptions. Although management of HMNY believes that the assumptions made and expectations represented by such statements are reasonable, there can be no assurance that a forward-looking statement contained herein will prove to be accurate. Actual results and developments may differ materially from those expressed or implied by the forward-looking statements contained herein and even if such actual results and developments are realized or substantially realized, there can be no assurance that they will have the expected consequences or effects.

Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements and information, which are qualified in their entirety by this cautionary statement. All forward-looking statements and information made herein are based on HMNY’s current expectations and HMNY does not undertake an obligation to revise or update such forward-looking statements and information to reflect subsequent events or circumstances, except as required by law.

Important Additional Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This document relates to the MoviePass Transaction, which will become the subject of a proxy statement to be filed with the U.S. Securities and Exchange Commission (the “SEC”) by HMNY, and may be deemed to be solicitation material in respect of the MoviePass Transaction. This document is not a substitute for the proxy statement that HMNY will file with the SEC or any other documents that HMNY may file with the SEC or send to stockholders in connection with the MoviePass Transaction. Before making any voting decision, investors and security holders are urged to read the proxy statement and all other relevant documents filed or that will be filed with the SEC in connection with the MoviePass Transaction as they become available because they will contain important information about the proposed transaction and related matters. Investors and security holders will be able to obtain free copies of the proxy statements and all other relevant documents filed or that will be filed with the SEC by HMNY through the website maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the proxy statement, once it is filed, from HMNY by accessing HMNY’s website at www.hmny.com or upon written request to: Helios and Matheson Analytics Inc., Attn: Secretary, Empire State Building, 350 Fifth Avenue, Suite 7520, New York, New York 10118, (212) 979-8228.

Participants in the Solicitation

HMNY, MoviePass and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from HMNY’s stockholders in connection with the MoviePass Transaction. Information regarding HMNY’S directors and executive officers is contained in its annual report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on April 14, 2017. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing HMNY’S website at www.hmny.com. Additional information regarding the interests of those persons and other persons who may be deemed participants in the MoviePass Transaction may be obtained by reading the proxy statement regarding the MoviePass Transaction when it becomes available. You may obtain free copies of this document as described in the preceding paragraph..